UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TRIDENT ACQUISITIONS CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TRIDENT ACQUISITIONS CORP.
77 Water Street, Fl 8

New York, NY 10005

To the Stockholders of Trident Acquisitions Corp.:

As you know, Trident Acquisitions Corp. (the “Company”), a Delaware corporation, will hold its annual meeting at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154 on November 26, 2019, at 10 a.m. local time, for the following purposes:

1.	To elect two (2) Class I directors to serve until the 2022 Annual Meeting of Stockholders and until his or her respective successor has been duly elected and qualified or until his or her earlier resignation, removal or death.

2.	A proposal to amend (the “Charter Amendment”) the Company’s amended and restated certificate of incorporation (the “charter”) to extend the date by which the Company has to consummate a business combination (the “extension”) for an additional 180 days, from December 1, 2019 to May 29, 2020 (the “Extended Termination Date”).

3.	A proposal to amend (the “Trust Amendment”) the Company’s investment management trust agreement (the “Trust Agreement”), dated as of May 29, 2018, by and between the Company and Continental Stock Transfer & Trust Company (the “trustee”) to extend the date on which to commence liquidating the trust account (“trust account”) established in connection with the Company’s initial public offering (“IPO”) in the event the Company has not consummated a business combination by the Extended Termination Date.

4.	A proposal to ratify the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 (the “Auditor Proposal”).

5.	To act on such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

On or about November 7, 2019, the Company mailed to you a proxy statement relating to the annual meeting. The attached first supplement to the proxy statement contains additional information that supplements the proxy statement. The Company urges you to read this first supplement, together with the proxy statement previously sent to you, carefully and in its entirety. This proxy supplement is being sent to you on or about November 13, 2019.

The Company is providing this first supplement to reflect, among other things, that the Company must deposit $500,000 in the trust account maintained by Continental Stock Transfer & Trust Company in order to extend the time needed to complete a business combination for a period of three months. In addition, the Company will have the option to extend the its life for one additional three months by depositing an additional $500,000 at least ten calendar days prior to the expiration date.

Your vote is important. Whether or not you expect to attend the special meeting in person, please complete, date and sign the proxy card enclosed with the original proxy statement and mail it in the postage-paid envelope to ensure that your shares will be represented and voted at the special meeting. If you have already submitted your proxy card and do not wish to change your vote, there is no need to submit another proxy card in response to this first supplement to the proxy statement.

I look forward to seeing you at the meeting.

By Order of the Board of Directors.

/s/ Ilya Ponomarev
Chief Executive Officer

New York, New York

November 12, 2019

SUPPLEMENT NO. 1 DATED OCTOBER 10, 2019

TO

PROXY STATEMENT

DATED NOVEMBER 6, 2019

TRIDENT ACQUISITIONS CORP.
77 Water Street, Fl 8

New York, NY 10005

This first supplement is being mailed to the stockholders of record of Trident Acquisitions Corp. (the “Company”) as of the close of business on October 31, 2019. The following information supplements and should be read in conjunction with the original proxy statement dated November 6, 2019 that the Company mailed to you on or about November 7, 2019 (the “Original Proxy Statement”).

As discussed in the Original Proxy Statement, the annual meeting will be devoted to (i) the election of certain directors, (ii) a proposal to amend (the “Charter Amendment”) the Company’s amended and restated certificate of incorporation (the “charter”) to extend the date by which the Company has to consummate a business combination (the “extension”), (iii) a proposal to amend (the “Trust Amendment”) the Company’s investment management trust agreement (the “Trust Agreement”), dated as of May 29, 2018, by and between the Company and Continental Stock Transfer & Trust Company (the “trustee”) to extend the date on which to commence liquidating the trust account (“trust account”) established in connection with the Company’s initial public offering (“IPO”), (iv) to ratify the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2019 (the “Auditor Proposal”), and (v) consideration of any other business matters properly brought before the Annual Meeting.

The Company is providing this first supplement to reflect that the Company will be required to deposit $500,000 into the trust account maintained by Continental Stock Transfer & Trust Company in order to extend the time needed to complete a business combination for a period of three months. In addition, the Company will have the option to extend its life for one additional three month period by depositing an additional $500,000 at least ten calendar days prior to the expiration date. Both the Investment management trust agreement and the Company’s amended and restated certificate of incorporation will be amended to reflect the foregoing. The Charter Amendment is attached hereto as Annex A, and the Trust Amendment is attached hereto as Annex B.

Assuming that there are no redemptions, each deposit of $500,000 would result in each stockholder receiving an additional $0.0248447 per share on redemption or liquidation of the trust account (not including interest earned on such funds). Assuming the maximum number of redemptions, each deposit of $500,000 would result in each stockholder receiving an additional $1.05 on redemption or liquidation of the trust account (not including interest earned on such funds).

Below are proposals 2 and 3 from the original proxy statement as restated to reflect the foregoing.

PROPOSAL 2: THE CHARTER AMENDMENT

The proposed Charter Amendment would amend our existing charter to allow us to extend the date by which the Company has to consummate a business combination (the “Extension”) two times for an additional 90 days each time (the termination date as so extended, the “Extended Termination Date”). Initially, the Company had until December 1, 2019 to complete its initial business combination (the “Current Termination Date”). Pursuant to the terms of the proposed Charter Amendment, in order to extend the time available for us to consummate our initial business combination, our insiders or their affiliates or designees must deposit $500,000 into the trust account for each three month extension. The initial extension payment must be made prior to the Current Termination Date, while the second extension payment must be deposited into the trust account no fewer than ten calendar days prior to the termination date. The insiders will receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that we are unable to close a business combination unless there are funds available outside the trust account to do so. Such notes would be paid upon consummation of our initial business combination. We intend to issue a press release announcing the deposit of funds promptly after such funds are deposited into the trust account. All stockholders are encouraged to read the proposed amendment in its entirety for a more complete description of its terms. If more than 19,648,764 shares are elected to be redeemed at the Annual Meeting, we will not effect the Charter Amendment or the Trust Amendment and we will move to liquidate the trust account and dissolve the Company promptly after the Annual Meeting. A copy of the proposed Charter Amendment is attached hereto as Annex A.

Reasons for the Proposed Charter Amendment

The Company is proposing to amend its charter to extend the date by which it has to consummate a business combination from the Current Termination Date to the Extended Termination Date.

The Company is actively working to complete a “business combination” as defined under the Company’s charter, but the Company has not signed a definitive agreement and therefore will be unable to consummate a business combination by the Current Termination Date. The Charter Amendment is essential to allow the Company more time to consummate a business combination prior the Extended Termination Date. Approval of the Charter Amendment is a condition to the implementation of the Extension. The Company believes that given the Company’s expenditure of time, effort and money on sourcing and performing due diligence on potential target companies, circumstances warrant providing public stockholders an opportunity to consider the Extension and allow the Company an opportunity to consummate a business combination.

If the Charter Amendment proposal is not approved and we have not consummated a business combination by the Current Termination Date, we will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest income, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no distribution from the trust account with respect to our warrants, which will expire worthless in the event we wind up.

Vote Required and Board of Directors’ Recommendation

Approval of the amendment to the amended and restated certificate of incorporation requires the affirmative vote of at least a majority of the outstanding shares of common stock. If your shares are held in street name, your broker, bank, custodian, or other nominee holder cannot vote your shares on this proposal, unless you direct the holder how to vote, by marking your proxy card. Broker non-votes, abstentions or the failure to vote on the Charter Amendment will have the same effect as a vote “AGAINST” the Charter Amendment.

The Board recommends a vote FOR the Charter Amendment.

PROPOSAL 3: THE TRUST AMENDMENT

The proposed Trust Amendment would amend our existing Trust Agreement to change the date by which the trustee must commence liquidating the trust to the Extended Termination Date and make other conforming amendments. Pursuant to the terms of the proposed amendment to the Trust Agreement, in order to extend the time available for us to consummate our initial business combination, our insiders or their affiliates or designees must deposit $500,000 into the trust account for each three month extension. The initial extension payment must be made prior to the Current Termination Date, while the second extension payment must be deposited into the trust account no fewer than ten calendar days prior to the termination date. The insiders will receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that we are unable to close a business combination unless there are funds available outside the trust account to do so. Such notes would be paid upon consummation of our initial business combination. We intend to issue a press release announcing the deposit of funds promptly after such funds are deposited into the trust account. All stockholders are encouraged to read the proposed amendment in its entirety for a more complete description of its terms. If more than 19,648,764 shares are elected to be redeemed at the Annual Meeting, we will not effect the Charter Amendment or the Trust Amendment and we will move to liquidate the trust account and dissolve the Company promptly after the Annual Meeting. A copy of the proposed Charter Amendment is attached hereto as Annex B.

Reasons for the Proposed Trust Amendment

The Company is proposing to amend its Trust Agreement to extend the date on which to commence liquidating the trust account in the event the Company has not consummated a business combination by the Extended Termination Date.

The Trust Amendment is essential to allowing the Company more time to consummate a business combination. Approval of the Trust Amendment is a condition to the implementation of the Extension.

If the Trust Amendment proposal is not approved and we have not consummated a business combination by December 1, 2019, we will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest income, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no distribution from the trust account with respect to our warrants which will expire worthless in the event we wind up.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of holders of at least 75% of the outstanding public shares is required to approve the Trust Amendment. Broker non-votes, abstentions or the failure to vote on the Trust Amendment will have the same effect as a vote “AGAINST” the Trust Amendment.

The Board recommends a vote FOR the Trust Amendment.

REVOKING YOUR PROXY AND CHANGING YOUR VOTE.

If you have already voted or submitted your proxy card, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;

●	if you are a record holder, you may notify our corporate secretary in writing before the special meeting that you have revoked your proxy at Trident Acquisitions Corp., 77 Water Street, Fl 8, New York, NY 10005; Attention: Secretary; or

●	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Please note that if your shares are held in “street name,” consult your broker for instructions on how to revoke your proxy or change your vote.

Except as described in this supplement all the disclosures in the Original Proxy Statement remain in effect.

Annex A

Charter Amendment

AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
TRIDENT ACQUISITIONS CORP.

November ___, 2019

Trident Acquisitions Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Trident Acquisitions Corp.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on March 17, 2016 (the “Original Certificate”). The Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on May 29, 2018.

2. This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate.

3. This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. The text of Paragraph E of Article SIXTH is hereby amended and restated to read in full as follows:

“E. In the event that the Corporation does not consummate a Business Combination by (i) 12 months from the consummation of the IPO or (ii) up to 24 months from the consummation of the IPO if the Corporation elects to extend the amount of time to complete a Business Combination in accordance with the terms of the Investment Management Trust Agreement between the Corporation and Continental Stock Transfer & Trust Company (in either case, such date being referred to as the “Termination Date”), the Corporation shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the IPO Shares for cash for a redemption price per share as described below (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Corporation’s then stockholders and subject to the requirements of the GCL, including the adoption of a resolution by the Board of Directors pursuant to Section 275(a) of the GCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the GCL, dissolve and liquidate the balance of the Corporation’s net assets to its remaining stockholders, as part of the Corporation’s plan of dissolution and liquidation, subject (in the case of (ii) and (iii) above) to the Corporation’s obligations under the GCL to provide for claims of creditors and other requirements of applicable law. In such event, the per-share redemption price shall be equal to a pro rata share of the Trust Account plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Corporation for its working capital requirements or necessary to pay its taxes divided by the total number of IPO Shares then outstanding.”

IN WITNESS WHEREOF, Trident Acquisitions Corp. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

TRIDENT ACQUISITIONS CORP.

By:
Name:
Title:

A-1

Annex B

Trust Amendment

AMENDMENT
TO THE
INVESTMENT MANAGEMENT TRUST AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of November ___, 2019, to the Investment Management Trust Agreement (as defined below) is made by and between Trident Acquisitions Corp. (the “Company”) and Continental Stock Transfer & Trust Company, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of May 29, 2018 (the “Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein;

WHEREAS, at an annual meeting of stockholders of the Company held on November 26, 2019, the Company stockholders approved (i) a proposal to amend (the “Charter Amendment”) the Company’s amended and restated certificate of incorporation to provide that the date by which the Company shall be required to effect a Business Combination to be extended two times for three months and (ii) a proposal to extend the date on which to commence liquidating the Trust Account in the event the Company has not consummated a business combination; and

WHEREAS, on the date hereof, the Company is filing the Charter Amendment with the Secretary of State of the State of Delaware.

NOW THEREFORE, IT IS AGREED:

1. Section 1(i) of the Trust Agreement is hereby amended and restated to read in full as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter (“Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its President, Chief Executive Officer or Chairman of the Board and Secretary or Assistant Secretary, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by the Trustee by the 18-month anniversary of the closing of the IPO (“Closing”) or, in the event that the Company extended the time to complete the Business Combination for up to 18-months from the closing of the IPO but has not completed the Business Combination within the applicable monthly anniversary of the Closing, (“Last Date”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Shareholders as of the Last Date.”

2. A new Section 1(j) is hereby inserted in the Trust Agreement immediately following Section 1(i) as follows:

“(j). Upon receipt of an extension letter (“Extension Letter”) substantially similar to Exhibit D hereto at least ten days prior to February 18, 2020, signed on behalf of the Company by an executive officer, and receipt of the dollar amount specified in the Extension Letter on or prior to February 18, 2020, to follow the instructions set forth in the Extension Letter.”

3. Section 2(b) of the Trust Agreement is hereby amended and restated to read in full as follows:

“(b) The limited distributions referred to in Section 2(a) above shall be made only from income collected on the Property. Except as provided in Section 2(a), no other distributions from the Trust Account shall be permitted except in accordance with Section 1(i) and 2(d) hereof.”

4. A new Section 2(d) is hereby inserted in the Trust Agreement immediately following Section 2(c) as follows:

“(d) Upon the receipt of an Amendment Notification Letter (as defined below), the Trustee shall distribute to Public Shareholders who exercised their conversion rights in connection with an Amendment (as defined below), an amount equal to the pro rata share of the Property relating to the shares of Common Stock for which such Public Shareholders have exercised conversion rights in connection with such Amendment.”

5. A new Section 3(f) is hereby inserted in the Trust Agreement immediately following Section 3(e) as follows:

“(f) If the Company seeks to amend any provision of its Amended and Restated Certificate of Incorporation relating to stockholders’ rights or pre-Business Combination activity (including the time within which the Company has to complete a Business Combination) (in each case an “Amendment”), the Company will provide the Trustee with a letter (an “Amendment Notification Letter”) in the form of Exhibit E providing instructions for the distribution of funds to Public Shareholders who exercise their conversion option in connection with such Amendment.”

6. Section 7(c) of the Trust Agreement is hereby amended and restated to read in full as follows:

“(c) This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. Except for Sections 1(i), 1(j), 2(d) and 3(f) (which may only be amended with the approval of the holders of a majority of the outstanding shares of Common Stock sold in the IPO), this Agreement or any provision hereof may only be changed, amended or modified by a writing signed by each of the parties hereto; provided, however, that no such change, amendment or modification may be made without the prior written consent of Chardan. As to any claim, cross-claim or counterclaim in any way relating to this Agreement, each party waives the right to trial by jury. The Trustee may require from Company counsel an opinion as to the propriety of any proposed amendment.”

7. Exhibit D attached hereto is hereby added as Exhibit D to the Trust Agreement.

8. Exhibit E attached hereto is hereby added as Exhibit E to the Trust Agreement.

9. All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.

10. This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature shall be deemed to be an original signature for purposes of this Amendment.

11. This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 7(c) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

12. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Investment Management Trust Agreement as of the date first written above.

Continental Stock Transfer & Trust Company, AS TRUSTEE

By:
Name:
Title:

TRIDENT ACQUISITIONS CORP.

By:
Name:
Title:

EXHIBIT D

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, N.Y. 10004

Attn: Francis E. Wolf, Jr. and Celeste Gonzalez, Trust Services

Re:	Trust Account No. [______________] Extension Letter

Ladies and Gentlemen:

Pursuant to Section 1(j) of the Investment Management Trust Agreement between Trident Acquisitions Corp. (“Company”) and Continental Stock Transfer & Trust Company, dated as of May 29, 2018 (as amended, the “Trust Agreement”), this is to advise you that the Company is extending the time available in order to consummate a Business Combination with the Target Businesses for an additional three (3) months, from March 1, 2020 to June 1, 2020 (the “Extension”).

This Extension Letter shall serve as the notice required with respect to Extension prior to the Applicable Deadline. Capitalized words used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement.

In accordance with the terms of the Trust Agreement, we hereby authorize you to deposit $500,000 that was previously wired to you into the Trust Account investments.

Very truly yours,

TRIDENT ACQUISITIONS CORP.

By:
Name:
Title:

EXHIBIT E

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, N.Y. 10004

Attn: Francis E. Wolf, Jr. and Celeste Gonzalez, Trust Services

Re: Trust Account No. [   ]

Ladies and Gentlemen:

Pursuant to Section 2(d) of the the Investment Management Trust Agreement between Trident Acquisitions Corp. (“Company”) and Continental Stock Transfer & Trust Company, dated as of May 29, 2018 (as amended, the “Trust Agreement”), the Company hereby requests that you deliver to the Public Shareholders who have properly elected to have their Common Stock converted into cash in connection with the stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation to extend the time in which the Company must complete a Business Combination or liquidate the Trust Account a pro rata portion of the principal and interest income earned on the Property as of the date hereof. Capitalized terms used but not defined herein shall have the meanings set forth in the Trust Agreement.

You are hereby directed and authorized to transfer (via wire transfer) such funds promptly upon your receipt of this letter to the accounts designated by such Public Shareholders.

Promptly following such distribution, you are hereby authorized to deposit $500,000 that was previously wired to you into the Trust Account investments.

Very truly yours,

TRIDENT ACQUISITIONS CORP.

By:
Name:
Title: